CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation and use of our audit report dated March 9, 2016 in Endurance Exploration Group, Inc.’s Form S-1 relating to the accompanying balance sheets as of December 31, 2015 and 2014 and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2015 and 2014.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement and this Prospectus.

Green & Company, CPAs

Temple Terrace, FL

April 18, 2016

10320 N 56th Street, Suite 330	Temple Terrace, FL 33617	813.606.4388